Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-60763, 333-80317, 333-87673, 333-93457, 333-33170, 333-41110, 333-49158, 333-49680, 333-51632, 333-53492, 333-58498, 333-58574, 333-67702, 333-71338, 333-90862, 333-107882, 333-114405, 333-116877, 333-117866, 333-119553, 333-127775, 333-132533, 333-140188, 333-142526, Form S-4 No. 333-112997, and Form S-3 No. 333-112998,) of Broadcom Corporation of our reports dated January 25, 2008 with respect to the consolidated financial statements and schedule of Broadcom Corporation and the effectiveness of internal control over financial reporting of Broadcom Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Orange County, California
January 25, 2008